Exhibit 99.1

News Release

L.B. FOSTER APPOINTS NEW INDEPENDENT BOARD MEMBER

PITTSBURGH, PA, February 17, 2016 – L.B. Foster Company (NASDAQ: FSTR), today announced that it appointed Bradley S. Vizi to its Board of Directors, effective February 12, 2016. Mr. Vizi is also being appointed to the Compensation Committee and the Corporate Nomination and Governance Committee of the L.B. Foster Board. With the addition of Mr. Vizi, the L.B. Foster Board will comprise nine directors, eight of whom are independent, and will reduce to eight directors at the 2016 Annual Meeting of Shareholders due to the retirement of an incumbent director under the provisions of the Company’s Corporate Governance Guidelines.

Mr. Vizi, 32, is a founder of, and a Managing Director at, Legion Partners Asset Management, LLC, which, along with its affiliates, is a large shareholder of the Company (collectively, “Legion Partners”). Prior to founding Legion Partners in 2011, Mr. Vizi was an investment professional for Shamrock Capital Advisors, the alternative investment vehicle of the Disney Family. Mr. Vizi graduated from the Wharton School at the University of Pennsylvania with a Bachelor of Science degree in Economics and is a CFA. Since 2013, Mr. Vizi has served on the Board of Directors of publicly-held RCM Technologies, Inc. and currently serves as Chairman of the Board.

“We are pleased to welcome Brad to the L. B. Foster Board of Directors,” said Lee Foster, Chairman of the Board. “We believe Brad’s investment background and public company Board experience will be beneficial to L.B. Foster and our shareholders as we continue to execute on our initiatives for creating shareholder value. I am particularly delighted with the confidence that Brad has in the Company and our shared vision of the future.”

Mr. Vizi stated, “I am honored to serve on the board of a global company with such high quality solutions that improve transportation and energy infrastructure. My recent conversations with L.B. Foster’s Board and senior management team have been encouraging and have only validated our beliefs about the quality and character of L.B. Foster’s Board and management team and the path that lies ahead. I believe we share many of the same priorities and are aligned in our commitment to creating value for all L.B. Foster shareholders. I look forward to working collaboratively with the rest of the L.B. Foster Board to build upon the solid foundation in place and position the Company to take advantage of opportunities to create value and reward shareholders.”

Under the terms of an agreement between the Company and Legion Partners regarding the appointment of Mr. Vizi, Legion Partners has agreed to vote their shares in favor of the election of L.B. Foster’s slate of directors at L.B. Foster’s 2016 Annual Meeting and to abide by certain standstill provisions.

The complete agreement between L.B. Foster and Legion Partners will be filed in a Current Report on Form 8-K with the Securities and Exchange Commission.

About L.B. Foster Company

L.B. Foster is a leading manufacturer, fabricator, and distributor of products and services for rail, construction, energy and utility markets with locations in North America and Europe. Please visit our website: www.lbfoster.com.

The matters discussed in this news release may include forward-looking statements that involve risks and uncertainties. Sentences containing words such as “anticipates,” “expects,” or “will,” generally should be considered forward-looking statements. Detailed information on risks and uncertainties which could affect the Company’s operating results and liquidity are described in the Company’s Forms 10-K, 10-Q and other reports, filed or to be filed with the Securities and Exchange Commission. The Company urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the Company faces. The Company assumes no obligation to update or revise such statements, whether as a result of new information or otherwise, except as required by securities laws.

Contact:

David Russo

Phone:	412.928.3417
Email:	Investors@Lbfoster.com
Website:	www.lbfoster.com

L.B. Foster Company

415 Holiday Drive

Pittsburgh, PA 15220